Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-42549 and No. 333-98933 on Form S-8 of our report dated June 30, 2008, relating to the financial statements and supplemental schedules of Avis Budget Group, Inc. Employee Savings Plan (which report expresses an unqualified opinion and includes an explanatory paragraph relating to investments whose fair values have been estimated by management in the absence of readily determinable fair values), appearing in this Annual Report on Form 11-K of Avis Budget Group, Inc. Employee Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

New York, New York

June 30, 2008

13